Exhibit 99.4

St. Joseph Bancorp, Inc
Is Offering Stock

WE INVITE YOU TO
ATTEND A COMMUNITY MEETING

St. Joseph Bancorp, Inc., a Maryland corporation, is offering shares of its common stock in connection with the conversion of Midwest Federal Savings and Loan Association of St. Joseph into the stock form.

361,250 – 562,063 shares of St. Joseph Bancorp, Inc. are being offered at a price of $10.00 per share.

If you would like to learn more about our stock offering, or would like to attend a community meeting, we invite you to obtain a prospectus and offering material by calling our customer service center at (xxx) xxx-xxxx, Monday Through Friday between the hours of 10:00 a.m. and 4:00 p.m. Central time.

St. Joseph Bancorp, Inc.
(LOGO)

This is not an offer to sell or a solicitation of an offer to buy common stock.
The offer is made only by the prospectus.

St Joseph Bancorp, Inc.

Holding Company For Midwest Federal Savings and Loan Association of St. Joseph

❖❖❖

You Are Cordially Invited
____day, November __, 2008,
_:00 P.M.
Midwest Federal Savings
and Loan Association
1901 Frederick Avenue, St. Joseph, MO.

❖❖❖

The Board of Directors of Midwest Federal Savings and Loan Association cordially invite you to join our senior management team at a meeting to learn more about our offering of common stock. Please call our conversion center at xxx-xxx-xxxx, Monday through Friday, between 10:00 a.m. and 4:00 p.m., Central time if you would like to receive a prospectus or make a reservation to attend our meeting.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

(LOGO)

St. Joseph Bancorp, Inc.
Holding Company for Midwest Savings
and Loan Association of St. Joseph

You’re Invited

We cordially invite you to attend one of our community meetings to learn more about the subscription, direct community and syndicated community offerings which give you the opportunity to purchase newly issued shares from our holding company, St. Joseph Bancorp, Inc.

❖	Members of senior management will discuss Midwest Federal Savings and Loan Association of St. Joseph’s operations, past performance and financial history.

❖	You will be able to meet one-on-one with Midwest Federal officers to ask questions.

❖	There will be no sales pressure. You will receive St. Joseph Bancorp, Inc. stock offering materials. Then you decide if the stock purchase matches your investment objectives.

Community meetings have been scheduled in St. Joseph. For meeting times and to make a reservation, or to receive a prospectus and a stock order form, please call our conversion center at (xxx)-xxx-xxxx Monday thru Friday, 10:00 a.m. to 4:00 p.m., Central time.

(LOGO)

St. Joseph Bancorp, Inc.
Holding Company for Midwest Savings
and Loan Association of St. Joseph

Community Meetings

Xxxday, Xxxx xx
Midwest Federal Savings
and Loan Association
1901 Frederick Ave.
St. Joseph, MO 64501

❖

Xxxday, Xxxx xx
Midwest Federal Savings
and Loan Association
1901 Frederick Ave.
St. Joseph, MO 64501

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by Midwest Federal Savings and Loan Association of St. Joseph, St. Joseph Bancorp Inc., the Federal Deposit Insurance Corporation or any other government agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.